Exhibit 10.120

PROMISSORY NOTE

(Project Commonly Known as “NC MHPC Portfolio”)

US $2,938,00.00	September 14, 2022

NOTICE TO BORROWER: THIS DOCUMENT CONTAINS PROVISIONS FOR A VARIABLE INTEREST RATE.

FOR VALUE RECEIVED, TIMBERVIEW MHP LLC and STATESVILLE MHP LLC, each a North Carolina limited liability company (individually and collectively, as the context may require “Borrower”), having an address at 136 Main Street, Pineville, NC 28164, hereby promises to pay to the order of KEYBANK NATIONAL ASSOCIATION, a national banking association (“Lender”), having an address at 726 Exchange Street, Suite 900, Mail Code: NY-00-72-0100, Buffalo, NY 14210, the principal sum of Two Million Nine Hundred Thirty-Eight Thousand and 00/100ths Dollars ($2,938,000.00) or so much thereof as may be advanced from time to time, together with interest on the balance of principal from time to time outstanding, in United States currency, at the rates and at the times hereinafter described.

This Note is made by Borrower in favor of Lender pursuant to that certain Interim Loan Agreement of even date herewith (the “Loan Agreement”) entered into between Lender and Borrower. This Note evidences the Loan (as defined in the Loan Agreement). Payment of this Note is governed by the Loan Agreement, the terms of which are incorporated herein by express reference as if fully set forth herein. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

1. Interest. Provided that no Event of Default exists, the principal amount of the Loan outstanding from time to time will bear interest at the Applicable Rate(s). Interest shall accrue on the unpaid principal balance of this Note from the date of the first disbursement of Loan proceeds.

2. Monthly Payments. Interest only shall be payable in arrears on the tenth (10th) day of each calendar month commencing on October 10, 2022, up to and including the Initial Maturity Date in the amount of all interest accrued and unpaid through the end of the preceding calendar month. During the Extension Term, if any, principal and interest shall be due and payable on the tenth (10th) day of each calendar month until the Maturity Date, as more particularly set forth in the Loan Agreement. If a payment is due on a day that is not a Business Day, such payment shall be deemed due on the next succeeding Business Day. All payments on account of the indebtedness evidenced by this Note shall be made to Lender not later than 2:00 p.m. EST/EDT, on the day when due in lawful money of the United States, and shall be first applied to late charges, costs of collection or enforcement, and other similar amounts due, if any, under this Note and any of the other Loan Documents, then to interest due and payable hereunder and the remainder to principal due and payable hereunder.

3. Maturity Date. The indebtedness evidenced hereby shall mature on the Maturity Date. On the Maturity Date, the entire outstanding principal balance hereof, together with accrued and unpaid interest and all other sums evidenced by this Note, together with costs of collection and reasonable attorneys’ fees, shall, if not sooner paid, become due and payable.

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4. General Provisions.

4.1 Default Rate/Late Charge. If (a) Borrower fails to make any payment of principal or interest when due or (b) an Event of Default exists, then the principal balance hereof shall thereafter bear interest at the Default Rate, both before and after any judgment on the indebtedness evidenced by this Note. In addition, Borrower shall pay, on demand, the Late Charge stated in the Loan Agreement to cover the extra expense involved in handling delinquent payments.

4.2 Business Purpose. Borrower represents and warrants to Lender that the proceeds of this Note shall be used by Borrower exclusively for commercial and business purposes, and that none of the proceeds of this Note shall be used by Borrower for personal, family, or household purposes. Borrower agrees that the obligation evidenced by this Note is an exempt transaction under the Truth-in-Lending Act, 15 U.S.C. § 1601, et seq.

4.3 Severability. Each provision in this Note is intended to comply with all applicable Laws. However, if a court of competent jurisdiction holds that any provision of this Note, or any portion thereof, is illegal, invalid, unlawful, void, or otherwise unenforceable as written, (i) such provision, or portion thereof, shall be given force and effect to the fullest possible extent permitted under applicable Laws, (ii) this Note shall be construed as if the illegal, invalid, unlawful, void, or otherwise unenforceable provision or portion thereof was not contained herein, and (iii) the rights, obligations, and interests of Borrower and the holder(s) of this Note shall continue in full force and effect to the fullest extent permitted under applicable Laws.

4.4 Maximum Interest. Notwithstanding any other provision of this Note or any other Loan Document, all interest, loan fees, and charges payable by reason of the indebtedness evidenced by this Note shall not exceed the maximum, if any, permitted by applicable Laws. If by virtue of applicable Laws, sums in excess of such maximum would otherwise be payable, then such excess sums shall be construed as having been immediately applied by Lender to the principal balance of this Note when received. If at the time that any such sum is received by Lender the principal balance of this Note has been paid in full, Lender shall promptly refund such sums to Borrower, less any sums due to Lender.

4.5 Binding Agreement. This Note and all provisions hereof shall be binding upon Borrower and all persons claiming under or through Borrower, and shall inure to the benefit of Lender, together with its successors and assigns, including each holder from time to time of this Note.

4.6 Miscellaneous. Time is of the essence as to all dates set forth herein. Captions and headings in this Note are for convenience only and shall be disregarded in construing it.

4.7 Extensions and Modifications. Borrower agrees that its liability shall not be affected in any manner by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; and Borrower consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions of this Note, and to any substitution, exchange or release of the collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any borrowers, endorsers, guarantors, or sureties, all whether primarily or secondarily liable, without notice to Borrower and without affecting its liability hereunder.

4.8 Waivers. Borrower hereby waives and renounces for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, or exemption and homestead laws now provided, or that may hereafter be provided, by applicable Laws against the enforcement and collection of the obligations evidenced by this Note.

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4.9 Costs of Collection. If this Note is placed in the hands of attorneys for collection or is collected through any legal proceedings, Borrower promises and agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all Legal Expenses incurred by Lender.

4.10 Additional Waivers. All parties now or hereafter liable with respect to this Note, whether borrower, principal, surety, guarantor, endorsee or otherwise, hereby severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest. No failure to accelerate the indebtedness evidenced hereby, acceptance of a past due installment following the expiration of any cure period provided by this Note, any Loan Document, or applicable Laws, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of the right of acceleration or of the right of Lender thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of the right of acceleration or any other right granted hereunder, under any of the other Loan Documents, or by applicable Laws. Borrower hereby expressly waives the benefit of any Laws that would produce a result contrary to or in conflict with the foregoing.

4.11 Joint and Several Liability. Except as otherwise specifically provided herein or in the Loan Agreement, each person or entity signing or otherwise liable for this Note agrees that each is jointly and severally liable hereunder and under all of the other Loan Documents as a principal, and not as a surety.

4.12 Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

[Remainder of page intentionally left blank; signature(s) appear on the following page]

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Borrower has delivered this Note under seal as of the day and year stated on the first page of this Note.

BORROWER:	TIMBERVIEW MHP LLC,
a North Carolina limited liability company

	By:	Manufactured Housing Properties, Inc.,
a Nevada corporation, its sole member and manager

	By:	/s/ Jay Wardlaw III
Jay Wardlaw III, President

STATESVILLE MHP LLC,
a North Carolina limited liability company

	By:	Manufactured Housing Properties, Inc.,
a Nevada corporation, its sole member and manager

	By:	/s/ Jay Wardlaw III
Jay Wardlaw III, President

Signature Page to Promissory Note